Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163 T: 212.530.5000 milbank.com

April 22, 2020

Era Group Inc.
945 Bunker Hill Rd., Suite 650
Houston, Texas 77024

Re: Registration Statement No. 333-237557 on Form S-4; Shares of Common Stock, par value $0.01 per share, of Era Group Inc.

Ladies and Gentlemen:

We have acted as special counsel to Era Group Inc., a Delaware corporation (“Era”), in connection with the proposed issuance of common stock, par value $0.01 per share, of Era (the “Shares”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 23, 2020, by and among Era, Ruby Redux Merger Sub, Inc., a wholly owned subsidiary of Era (“Merger Sub”), and Bristow Group Inc., a Delaware corporation (“Bristow”) (the “Merger Agreement”).

The Shares are registered under the registration statement on S-4/A under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2020 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Era and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that Era will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Milbank LLP

BDN/SWG